EXHIBIT 99.1

[BIOSOURCE LOGO]
                                                CONTACT:
                                                Charles Best
                                                Chief Financial Officer
                                                BioSource International, Inc.
                                                chuckb@biosource.com
                                                (805) 383-5249


BIOSOURCE INTERNATIONAL, INC. ANNOUNCES SUCCESS IN FIRST YEAR OF THREE-YEAR STRATEGIC PLAN: 14% REVENUE GROWTH FOR 2002 AND 89% INCREASE IN INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE.

CAMARILLO, CALIF.  - FEBRUARY 20, 2003

BioSource International, Inc. (NASDAQ: BIOI), announced today its operating results for the fourth quarter and year ended December 31, 2002.

RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002:

Net sales for the twelve months ended December 31, 2002 were a record $40.1 million, an increase of $4.9 million, or 14%, (13% after eliminating the $476,000 positive impact of foreign exchange) compared to net sales for the twelve months ended December 31, 2001. For the twelve months ended December 31, 2002, the Company achieved net sales growth in North America of 10% as compared to the twelve months ended December 31, 2001. European sales for the twelve months ended December 31, 2002 increased 24% (18% in local currency), as compared to the comparable prior year period. Sales in Japan and the rest of the world increased 13%, for the twelve months ended December 31, 2002 as compared to the twelve months ended December 31, 2001

Income before the cumulative effect of accounting change for the twelve months ended December 31, 2002 was $1,395,000 or $.14 per diluted share compared to $741,000 or $.07 per diluted share for the twelve months ended December 31, 2001, representing an 89% increase.

Len Hendrickson, the Company's President and CEO commented, "Last February we announced a three year plan to increase our sales growth rate and improve profitability. I am pleased to report that the first year has been a success with our sales growth rate up by a relative 50%, going from 9% to 14%. Part of this plan was to increase R&D spending to develop the new products we need for future growth. I am pleased to report that we met our research and development goals in 2002 and are moving into 2003 with good momentum. In addition to revenue growth, financial targets for EBITDA and cash earnings per share were surpassed. While we are satisfied with the results for 2002, we enter 2003 knowing we must continue our sales growth and record a higher bottom line for our shareholders. Our results for 2002 give us a strong basis entering 2003".

Gross profit margin was 56% for both the twelve months ended December 31, 2002 and 2001. The Company margins remained constant in part due to the continued investment in production and planning related areas within the Company. The Company expects its margins to begin increasing slightly in 2003.

Research and development expense for the twelve months ended December 31, 2002 and 2001 were $6,187,000 and $3,986,000 and represented 15% and 11% of sales respectively. The increase in research and development expenses for the twelve months ended December 31, 2002 when compared to the comparable prior year period reflects the Company's investment in additional personnel and materials in the cytokine and signal transduction research areas with the goal of producing additional novel and proprietary products. The company incrementally hired 18 additional research and development personnel during 2002 and more than doubled its core product introduction rate from 2001 to 2002. The company expects its R & D spending in 2003 to represent approximately 16% of sales. Selling, marketing and administrative expenses were $14.3 million for the twelve months ended December 31, 2002 and 2001, representing 36% and 41% of sales, respectively. The Company continues to manage its SG&A expenses


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


downward as a percentage of sales. In the twelve months ended December 31, 2002, our sales and marketing expenses in personnel and marketing programs increased $806,000 from the comparable prior year period. Excluding $1,418,000 of net G & A charges in 2001 that were related to non-recurring employee and legal matters discussed in previous press releases, the Company reduced its SG&A expenses, as a percentage of sales, from 37% for the year ended December 31, 2001 to 36% for the year ended December 31, 2002. For 2003, we project our SG&A expenses, as a percentage of sales to be approximately 33%.

The effective tax rate for the twelve months ending December 31, 2002 and 2001 was 1% and (10%) respectively. The Company is benefiting from R & D and other tax credits which when applied to income levels for the periods presented is resulting in effective tax rates lower than the current applicable federal and state statutory rates. In the fourth quarter of 2002, the Company elected to utilize the Extraterritorial Income Exclusion ("EIE") federal tax credit, which, along with other tax credits, reduced its effective tax rate for 2002 to 1%. The Company expects its effective tax rate to increase to approximately 22% in 2003 and approximately 26% in 2004. The company incurred a G&A charge of $65,000 related to the EIE tax work completed in the 4th Q of 2002 and expects a similar charge in the first quarter of 2003.

In 2002, the Company spent $4.6 million repurchasing 782,000 shares of its common stock under its stock repurchase program, bringing the total number of shares repurchased since October 2001 to 878,000 and total cash outlays to $5.3 million. This has contributed to the reduction in weighted average diluted shares outstanding for the three and twelve months ended December 31, 2002 to 10,052,000 and 10,189,000 respectively, compared to the 10,931,000 and 10,965,000 diluted shares for the three and twelve months ended December 31, 2001. Since inception, the company has repurchased 8% of its outstanding common stock.

In the first quarter of 2002, the Company recognized a non-cash charge, net of applicable income taxes, of $2,870,000 representing the cumulative effect of a change in accounting principle resulting from the implementation of Financial Accounting Standards ("FAS") 142, Accounting for Goodwill and Other Intangible Assets. The charge included the write off of goodwill related to the acquisition of Quality Controlled Biochemicals ("QCB") in December 1998. In the third quarter of 2002, the Company received cash proceeds of $800,000 in an arbitration settlement related to its 1998 acquisition of QCB. This recovery, net of legal fees and applicable income taxes, was shown as a cumulative effect of a change in accounting principle for the three months ended September 30, 2002. With these net charges of $2,447,000, the Company has recorded a net loss for the twelve months ended December 31, 2002 of ($1,052,000) or ($.10) per diluted share. The effect of the implementation of FAS 142 reduced amortization of intangibles for the twelve months ended December from $1,098,000 to $641,000, a reduction of $457,000.

RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2002:

Income (loss) before the cumulative effect of accounting change for the three months ended December 31, 2002 was $46,000 or $.00 per diluted share compared to $(49,000) or $(.00) per diluted share for the three months ended December 31, 2001. Income before cumulative effect of accounting change for the three months ended December 31, 2002 was positively affected by a favorable income tax benefit of $370,000 due in part to the utilization of the Extraterritorial Income Exclusion federal tax credit which resulted in the Company having an effective tax rate for 2002 of 1%.

Net sales for the quarter ended December 31, 2002 were $9.9 million, an increase of $.7 million, or 8% (5% after eliminating the $266,000 positive impact of foreign exchange), compared to net sales for the quarter ended December 31, 2001. For the three months ended December 31, 2002, the Company's net sales in North America declined 6% as compared to the three months ended December 31, 2001. European sales for the three months ended December 31, 2002 increased 38% (25% in local currency), as compared to the comparable prior year period. Sales in Japan and the rest of the world increased 30%, for the three months ended December 31, 2002 as compared to the three months ended December 31, 2001. A large domestic order for oligonucletides shipped in the fourth quarter of 2001 did not recur in the fourth quarter of 2002. Growth of North American products in the fourth quarter of 2002 would have been 9% without including oligonucleotides.


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


Gross profit margin for the three months ended December 31, 2002 was 54%, compared to 55% for the three months ended December 31, 2001. The gross profit margin was 1% higher for the quarter ended December 31, 2001 due primarily due to the selling mix of products.

Research and development expenses for the quarter ended December 31, 2002 and 2001 were $1,825,000 and $1,056,000 and represented 18% and 12% of sales respectively. The increase in research and development expenses for the three months ended December 31, 2002 when compared to the comparable prior year period reflects the Company's investment in additional personnel and materials in the cytokine and signal transduction research areas with the goal of producing additional novel and proprietary products.

Selling, marketing and administrative expenses were $3.7 million for the three months ended December 31, 2002 and $3.9 million for the three months ended December 31, 2001, representing 37% and 42% of sales, respectively. In the quarter ended December 31, 2002, our sales and marketing expenses in personnel and marketing programs increased $229,000 from the comparable prior year period while our total general and administrative expenses decreased by $438,000. The company incurred certain charges totaling $717,000 in the fourth quarter of 2001, primarily related to legal fees related to an employee termination.
Excluding these charges Company SG&A expenses, as a percentage of sales increased from 34% for the three months ended December 31, 2001 to 37% for the three months ended December 31, 2002.

"With the success we had in 2002, we are excited about our prospects for 2003 and 2004" stated Mr. Hendrickson. "We are slightly increasing our guidance and are projecting 15% - 17% sales growth for 2003 and 16% - 19% sales growth for 2004. We are increasing our previous projections for our EBITDA numbers for 2003 to be in the range of $5.3 - $5.8M and for 2004 to be in the range of $8.0 - $10.0M".

I want to again thank all the BioSource employees worldwide for their efforts this year."

The Company will conduct a conference call today at 10:00 A.M. Pacific Time. All interested parties may call (973) 528-0008, reservation number 5382 to participate in the call. In addition, the Company will be web casting the conference call. You can participate by going to our website at WWW.BIOSOURCE.COM and entering the investor relations portion of the website.

                                   ##########

BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001
                  (Amounts in thousands, except per share data)
                                   (Unaudited)


                                    THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                        DECEMBER 31,            DECEMBER 31,
                                   --------------------    ---------------------
                                     2002        2001        2002        2001
                                   --------    --------    --------    --------

Net sales ......................   $  9,881       9,171      40,055      35,175
Cost of sales ..................      4,580       4,143      17,689      15,540
                                   --------    --------    --------    --------
    Gross profit ...............      5,301       5,028      22,366      19,635

Operating expenses:
    Research and development ...      1,825       1,056       6,187       3,986
    Sales and marketing ........      2,100       1,843       8,339       7,395
    General and administrative .      1,590       2,028       5,916       6,945
    Amortization of intangibles         160         274         641       1,098
                                   --------    --------    --------    --------
      Total operating expenses .      5,675       5,201      21,083      19,424
                                   --------    --------    --------    --------
Operating income (loss) ........       (374)       (173)      1,283         211

Interest income, net ...........         31          45         113         374
Other income, net ..............         19          39          10          86
                                   --------    --------    --------    --------
Income (loss) before income
  taxes (benefit) ..............       (324)        (89)      1,406         671
Income tax expense (benefit) ...       (370)        (40)         11         (70)
                                   --------    --------    --------    --------
      Income (loss) before
        cumulative effect of
        accounting change ......         46         (49)      1,395         741
Cumulative effect of accounting
  change (net of applicable
  income taxes of $1,500) ......       --          --        (2,447)       --
                                   --------    --------    --------    --------
Net income (loss) ..............   $     46         (49)     (1,052)        741
                                   ========    ========    ========    ========

Income (loss) per share before
  accounting change:
    Basic ......................   $   0.00       (0.00)       0.14        0.07
                                   ========    ========    ========    ========
    Diluted ....................   $   0.00       (0.00)       0.14        0.07
                                   ========    ========    ========    ========

Net income (loss) per share:
    Basic ......................   $   0.00        0.00       (0.11)       0.07
                                   ========    ========    ========    ========
    Diluted ....................   $   0.00        0.00       (0.10)       0.07
                                   ========    ========    ========    ========

Shares used to compute per share
  amounts:
    Basic ......................      9,660      10,391       9,787      10,398
                                   ========    ========    ========    ========
    Diluted ....................     10,052      10,931      10,189      10,965
                                   ========    ========    ========    ========


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


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)
                                   (Unaudited)

                                                    DECEMBER 31,    DECEMBER 31,
                                                         2002            2001
                                                       --------        --------

                ASSETS
Current assets:
   Cash and cash equivalents ...................       $  5,941           9,471
   Accounts receivable, less allowance
     for doubtful accounts of $261 at
     December 31, 2002 and 2001 ................          6,157           6,184
   Inventories, net ............................          8,880           7,184
   Prepaid expenses and other current
     assets ....................................            538             540
   Deferred income taxes .......................          1,873           1,584
                                                       --------        --------
           Total current assets ................         23,389          24,963

Property and equipment, net ....................          7,398           5,408
Intangible assets net of accumulated
  amortization of $2,655 at December 31,
  2002 and $3,377 at December 31, 2001 .........          6,383          11,653
Other assets ...................................            526             491
Deferred tax assets ............................          8,810           7,326
                                                       --------        --------
                                                       $ 46,506          49,841
                                                       ========        ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ............................       $  3,115           2,416
   Accrued expenses ............................          2,910           2,707
   Deferred revenue ............................            427             404
   Income tax payable ..........................            341             436
                                                       --------        --------
           Total current liabilities ...........          6,793           5,963
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value. Authorized
   20,000,000 shares: issued outstanding
   9,676,931 shares at December 31, 2002;
   issued 10,449,817 shares and outstanding
   10,353,817 shares December 31, 2001 .........             10              10
Additional paid-in capital .....................         44,500          48,761
Accumulated deficit ............................         (3,382)         (2,330)
Accumulated other comprehensive loss ...........         (1,415)         (2,563)
                                                       --------        --------
           Net stockholders' equity ............         39,713          43,878
                                                       --------        --------
                                                       $ 46,506          49,841
                                                       ========        ========


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